EXHIBIT 99.2

news release

QLT ANNOUNCES PROPOSED US $50 MILLION SHARE
REPURCHASE PROGRAM

For Immediate Release	August 11, 2003

VANCOUVER, CANADA – QLT Inc. (NASDAQ: QLTI; TSX: QLT) announced today that it intends to purchase up to US $50 million worth of its own common shares, subject to regulatory approval.

The share purchases will be made as a normal course issuer bid, whereby QLT will purchase for cancellation up to US $50 million worth of common shares up to a maximum of 5 million common shares.

The bid will, subject to regulatory approval, commence on August 13, 2003 and end on August 12, 2004 or on such earlier date that QLT completes its purchases.

All purchases will be effected in the open market through the facilities of The Toronto Stock Exchange and/or the NASDAQ Stock Market in accordance with the rules of those markets.

QLT intends to use a portion of the proceeds from its offering of convertible senior notes announced earlier today to repurchase shares pursuant to the bid.  The balance will be paid for from general working capital.

The Board of Directors of QLT has determined to commence the share repurchase program in light of QLT’s strong cash position and that the repurchase of QLT’s common shares is a prudent use of its funds.

Subject to compliance with all applicable regulatory requirements, the purchases will be made at the prevailing market price.

QLT Inc.:

Therese Hayes / Tamara Hicks

Telephone: 604-707-7000 or 1-800-663-5486

Fax: 604-707-7001

QLT Inc. is listed on The Nasdaq Stock Market under the trading symbol “QLTI” and on The Toronto Stock Exchange under the trading symbol “QLT.”

Certain statements in this press release constitute “forward-looking statements” of QLT within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. Forward-looking statements include, but are not limited to, those with respect to our ability to obtain regulatory approval to the bid and our success in repurchasing the maximum number, if any at all, of our common shares sought to be acquired under the bid.  These statements are only expectations and actual events or results may differ materially. Factors that could cause such actual events or results expressed or implied by such forward-looking statements to differ materially from any future results expressed or implied by such statements include, but are not limited to: our failure to maintain the cash necessary to fund share repurchases pursuant to the bid due to fluctuations in our operating results, the need to fund our operating activities, potential acquisitions or investments in businesses, products or technologies and other factors described in detail in QLT’s Annual Information Form on Form 10-K, quarterly reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities.  Forward-looking statements are based on our current expectations and QLT is not obligated to update such information to reflect later events or developments.